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                                                                   EXHIBIT 23(G)

                        CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Shawmut National Corporation pertaining to the merger with Peoples Bancorp of Worcester, Inc. of our independent auditors' report dated January 24, 1994, except for Note 16, as to which the date is March 7, 1994, with respect to the consolidated financial statements of West Newton Savings Bank, included in the Current Report on Form 8-K of Shawmut National Corporation dated March 28, 1994 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

/s/ WOLF & COMPANY, P.C.

WOLF & COMPANY, P.C.

Boston, Massachusetts
March 28, 1994